Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500	Exhibit 99.1

Enterprise Reports Record 2018 Results

Houston, Texas (Thursday, January 31, 2019) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three months and year ended December 31, 2018.

Enterprise reported record net income attributable to limited partners for 2018 of $4.2 billion, or $1.91 per unit on a fully diluted basis, which represents a 47 percent increase compared to $1.30 per unit on a fully diluted basis for 2017.  Net cash flow provided by operating activities (referred to in this press release as “cash flow from operations” or “CFFO”) for 2018 increased 31 percent to a record $6.1 billion. Free cash flow, which is defined as CFFO less net cash used in investing activities plus net cash contributions from noncontrolling interests, for 2018 increased 50 percent to a record $2.0 billion compared to 2017.

Distributable cash flow (“DCF”) increased 33 percent to a record $6.0 billion in 2018 compared to 2017.  DCF for 2018 included $183 million of proceeds from asset sales and monetization of interest rate derivatives.  Excluding these proceeds, distributable cash flow, provided 1.5 times coverage of the distributions declared with respect to 2018.  Distributions declared with respect to 2018 increased 2.5 percent to $1.725 per unit compared to 2017.  Enterprise retained $2.2 billion of DCF for 2018, a 155 percent increase from the $867 million of retained DCF for 2017.

 “We are extremely proud of Enterprise’s performance in 2018,” stated Jim Teague, chief executive officer of Enterprise’s general partner.  “The partnership established 23 operational and financial records for the year.  All of our business segments reported operational records.  Compared to 2017, liquid pipeline volumes increased 9 percent; natural gas pipeline volumes increased 12 percent; marine terminal volumes increased 12 percent; NGL fractionation volumes increased 14 percent; and propylene plant production volumes increased 23 percent.  This volume growth combined with higher natural gas processing and marketing margins led to record gross operating margin for each of our business segments.  As a result, total gross operating margin for 2018 increased 29 percent to a record $7.3 billion compared to $5.7 billion in 2017.”

“We generated $6.0 billion of distributable cash flow, which allowed us to increase the distributions paid to our partners for the 20th consecutive year while self-funding the equity portion of our growth capital expenditures.  We achieved our goal of equity self-funding a year earlier than expected.  Today, we announced the authorization of a $2.0 billion multi-year, common unit buyback program that provides us with an alternative means to opportunistically return capital to our limited partners,” said Teague.

“During 2018, Enterprise completed construction and began service on $1.9 billion of organic growth capital projects, including two cryogenic natural gas processing plants in the Delaware Basin and our ninth NGL fractionator at Mont Belvieu.  We have another $6.7 billion of growth projects under construction.  This includes five major projects scheduled to be completed in 2019, including: the conversion of one of the Seminole NGL pipelines to crude oil service; the Shin Oak NGL pipeline; the third processing train at our Orla complex; our isobutylene dehydrogenation unit at Mont Belvieu; and our ethylene export terminal on the Houston Ship Channel.  In addition, our integrated footprint of assets and customer relationships continue to provide new opportunities for growth projects that are currently under development,” continued Teague.

“Our successes in 2018 were attributable to the teamwork, hustle and creativity of our team of over 7,000 employees.  They enabled us to provide reliable, best-in-class midstream services in a safe and environmentally responsible manner.  We would also like to thank our customers, suppliers, banks and our debt and equity investors for their continued support,” concluded Teague.

Fourth Quarter and Full Year 2018 Financial Highlights
	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
($ in millions, except per unit amounts)
Operating income	$1,640	$1,079	$5,409	$3,929
Net income (1)	$1,305	$797	$4,239	$2,856
Fully diluted earnings per unit (1)	$0.59	$0.36	$1.91	$1.30
CFFO (2)	$1,851	$1,846	$6,126	$4,666

Total gross operating margin (see Exhibit A) (3)	$2,138	$1,520	$7,326	$5,680
Adjusted EBITDA (see Exhibit E) (3)	$1,867	$1,542	$7,223	$5,615
Free cash flow (see Exhibit D) (3)	$738	$850	$2,001	$1,331
DCF (see Exhibit D) (3, 4)	$1,617	$1,257	$5,989	$4,502

(1)
Net income and fully diluted earnings per unit for the fourth quarters of 2018 and 2017 include non-cash impairment charges of approximately $29 million (or $0.01 per unit) and $15 million (or $0.01 per unit), respectively.  For the years ended December 31, 2018 and 2017, net income and fully diluted earnings per unit include non-cash asset impairment and related charges of $51 million (or $0.02 per unit) and $50 million (or $0.02 per unit), respectively.

(2)
CFFO includes the impact of timing of cash receipts and payments related to operations. For the fourth quarters of 2018 and 2017, the net effect of changes in operating accounts, which are a component of CFFO, were net increases of $278 million and $544 million, respectively.  For the years ended December 31, 2018 and 2017, the net effect of changes in operating accounts were a net increase of $16 million and $32 million, respectively.

(3)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), free cash flow and DCF are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release

(4)
DCF included proceeds from asset sales and the monetization of interest rate derivative instruments of $158 million in the fourth quarter of 2018, and $34 million of proceeds from asset sales in the fourth quarter of 2017.  For the years ended December 31, 2018 and 2017, DCF included proceeds from assets sales and the monetization of interest rate derivatives of $183 million and $71 million, respectively.

•
Net income for the fourth quarter of 2018 includes $239 million, or $0.11 per unit on a fully diluted basis, of non-cash mark-to-market gains which were largely associated with our hedging activities related to the Midland-to-ECHO crude oil pipeline.  Net income for 2018 also includes $16 million, or $0.01 per unit on a fully diluted basis, of non-cash mark-to-market losses.

•
Enterprise increased its cash distribution with respect to the fourth quarter of 2018 by 2.4 percent over the fourth quarter of 2017, to $0.435 per unit, or $1.74 per unit on an annualized basis.  This is the 58th consecutive quarterly distribution increase, which will be paid on February 8, 2019 to unitholders of record as of the close of business on January 31, 2019.

•
CFFO for the fourth quarter of 2018 was $1.9 billion.  Distributions declared with respect to the fourth quarter of 2018 were $955 million, which represents approximately 52 percent of the quarterly CFFO.

•
Excluding proceeds from asset sales and the monetization of interest rate derivative instruments, Enterprise reported a 19 percent increase in DCF to $1.5 billion for the fourth quarter of 2018 compared to the fourth quarter of 2017, which provided 1.5 times coverage of the $0.435 per unit cash distribution.  Enterprise retained $662 million of distributable cash flow in the fourth quarter of 2018.

Fourth Quarter 2018 Volume Highlights
	Three months ended December 31,
	2018	2017
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	6.6	6.0
Marine terminal volumes (million BPD)	1.7	1.7
Natural gas pipeline volumes (TBtu/d)	14.1	12.9
NGL fractionation volumes (MBPD)	940	863
Fee-based natural gas processing volumes (Bcf/d)	5.0	4.3
Equity NGL production volumes (MBPD)	147	153

As used in this press release, “NGL” means natural gas liquids, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “Bcf/d” means billion cubic feet per day; and “TBtu/d” means trillion British thermal units per day.

•
Capital investments in the fourth quarter of 2018 were $1.2 billion, which included $1.1 billion of growth capital expenditures and $106 million of sustaining capital expenditures. Total capital investments for 2018 were $4.5 billion, which included $4.2 billion of growth capital expenditures and $321 million of sustaining capital expenditures.

“The fourth quarter of 2018 capped off a strong year on a consistent theme: achieving operational and financial records.  We reported eight quarterly operational and financial records for the fourth quarter,” stated Teague.  “Liquid and natural gas pipeline volumes and propylene production volumes were records. This operational performance supported record gross operating margin for the quarter,” said Teague.

Review of Fourth Quarter 2018 Segment Performance

Enterprise reported a 41 percent increase in gross operating margin to a record $2.1 billion for the fourth quarter of 2018, compared to $1.5 billion for the fourth quarter of 2017. Gross operating margin for the fourth quarter of 2018 included net non-cash, mark-to-market gains of $241 million, while gross operating margin for the fourth quarter of 2017 included net non-cash mark-to-market losses of $36 million.  Below is a summary review of each business segment’s performance.

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment increased $98 million, or 11 percent, to $969 million for the fourth quarter of 2018 versus the fourth quarter of 2017.

Enterprise’s natural gas processing and related NGL marketing business reported a $60 million, or 26 percent, increase in gross operating margin to $285 million for the fourth quarter of 2018 compared to the same quarter in 2017.  Gross operating margin from our natural gas processing business increased $34 million in the fourth quarter of 2018 compared to the fourth quarter of 2017.  Our South Texas natural gas processing plants accounted for $30 million of this increase due to higher natural gas processing margins and a $14 million favorable impact from hedging activities.  Gross operating margin from our Permian Basin processing plants increased $24 million largely due to contributions from the Orla plant, which commenced operations in 2018, and the Delaware Basin processing plant, in which we acquired the remaining 50 percent interest in March 2018.  Gross operating margin for the fourth quarter of 2018 from our Louisiana and Mississippi processing plants decreased by $19 million compared to fourth quarter 2017, which included $19 million of proceeds from business interruption insurance related to the Pascagoula plant fire and resulting downtime experienced in 2016.  Total fee-based processing volumes increased 0.7 Bcf/d, or 16 percent, to 5.0 Bcf/d for the fourth quarter of 2018 from the fourth quarter of 2017.  Total equity NGL production was 147 MBPD for the fourth quarter of 2018 compared to 153 MBPD for the same quarter in 2017.

Gross operating margin from Enterprise’s NGL marketing activities increased $25 million for the fourth quarter of 2018 compared to the same quarter in 2017 primarily due to higher average sales margins.  Approximately $12 million of this increase is attributable to lower non-cash, mark-to-market losses in the fourth quarter of 2018 compared to the fourth quarter of 2017.

Gross operating margin from the partnership’s NGL pipelines and storage business increased $66 million, or 13 percent, to $560 million for the fourth quarter of 2018 compared to the fourth quarter of 2017.  NGL pipeline volumes increased 11 percent to a record 3.7 million BPD for the fourth quarter of 2018 compared to the same quarter of 2017, with a majority of our NGL pipelines benefiting from higher transportation volumes this quarter.  Total NGL marine terminal volumes were 594 MBPD for the fourth quarter of 2018 compared to 564 MBPD for the fourth quarter of 2017.

Aggregate gross operating margin for the fourth quarter of 2018 from the Mid-America, Seminole, Chaparral and affiliated pipelines and terminals increased by $21 million to $177 million when compared to the same quarter in 2017.  Aggregate volumes on these pipelines increased 231 MBPD to 1.4 million BPD for the fourth quarter of 2018 compared to the fourth quarter of 2017.  Enterprise’s Mont Belvieu NGL storage business reported a $16 million increase in gross operating margin for the fourth quarter of 2018 compared to the fourth quarter of 2017, primarily due to higher storage fees.  In addition, 21 of the partnership’s other NGL pipelines reported increases in gross operating margin for the fourth quarter of 2018 compared to the same quarter in 2017.

Gross operating margin from the partnership’s NGL fractionation business was $124 million for the fourth quarter of 2018 compared to $152 million for the fourth quarter of 2017.  This decrease was primarily due to downtime and $17 million of expenses associated with the turnaround of our Seminole fractionator at Mont Belvieu in the fourth quarter of 2018, and $13 million of higher operating costs.  Partially offsetting these decreases to gross operating margin was a $15 million contribution from our ninth NGL fractionator at Mont Belvieu, which began operations in May 2018.  Total NGL fractionation volumes increased 9 percent to 940 MBPD in the fourth quarter of 2018 compared to 863 MBPD for the same quarter of 2017.  The ninth fractionator at Mont Belvieu accounted for 98 MBPD of the increase in fractionation volumes.

Crude Oil Pipelines & Services – Gross operating margin from the Crude Oil Pipelines & Services segment was a record $644 million for the fourth quarter of 2018, which included non-cash, mark-to-market gains on financial instruments of $223 million.  These mark-to-market gains reflect the reversal of previously recognized mark-to-market losses upon cash settlement of the underlying hedges and a narrowing of the crude oil commodity price differentials (basis spreads) between the Midland-to-Houston and Midland-to-Cushing markets.  This compares to gross operating margin of $296 million for the fourth quarter of 2017, which included $17 million of non-cash, mark-to-market losses on financial instruments.  Total crude oil pipeline transportation volumes increased 49 MBPD to a record 2.0 million BPD for the fourth quarter of 2018 versus the fourth quarter of 2017.  Total crude oil marine terminal volumes were 673 MBPD for the fourth quarter of 2018 compared to 703 MBPD for the same quarter in 2017.  Marine terminal loading export volumes increased 65 MBPD to 516 MBPD for the fourth quarter of 2018 compared to the same quarter in 2017.

Gross operating margin from our Midland-to-ECHO Pipeline System and related business activities was a combined $300 million for the fourth quarter of 2018, a $274 million increase over the fourth quarter of 2017.  Included in gross operating margin for the fourth quarter of 2018 was $193 million of non-cash, mark-to-market gains on financial instruments executed to hedge the basis spread between Midland and Houston crude oil prices. At December 31, 2018, the remaining hedges represented a weighted average of approximately 22 percent of the pipeline’s expected uncommitted capacity of 95 MBPD through 2020 at an average value of $2.75 per barrel.  Transportation volumes on the Midland-to-ECHO Pipeline System, which became fully operational in the second quarter of 2018, were 460 MBPD in the fourth quarter of 2018, a 127 MBPD increase compared to the same quarter in 2017.

Enterprise is in the process of commissioning facilities related to the conversion of one of the Seminole NGL pipelines to crude oil service.  Enterprise expects the repurposed Seminole pipeline to begin limited operations in February 2019 and full operations in April 2019.  The Seminole crude oil pipeline is expected to have approximately 200 MBPD of capacity.  The conversion is supported by a 10-year contract with firm demand fees.

Our crude oil marketing business, excluding Midland-to-ECHO activities, reported a $39 million increase in gross operating margin primarily due to mark-to-market gains attributable to the narrowing of basis spreads between the Midland, Cushing and Houston markets.  This business also benefitted from higher sales margins, which accounted for $11 million of the increase in gross operating margin.

Enterprise’s West Texas, South Texas and Eagle Ford crude oil pipeline systems reported a combined $27 million increase in gross operating margin, primarily due to an 82 MBPD net increase in transportation volumes and higher fees.  The EFS Midstream System had a $6 million increase in gross operating margin, primarily due to higher deficiency fees.

Natural Gas Pipelines & Services –The Natural Gas Pipelines & Services segment reported a 47 percent increase in gross operating margin to a record $263 million for the fourth quarter of 2018 compared to $179 million for the fourth quarter of 2017.  Total natural gas transportation volumes increased 9 percent to 14.1 TBtu/d for the fourth quarter of 2018 compared to 12.9 TBtu/d for the fourth quarter of 2017.

Gross operating margin from the Texas Intrastate System increased 40 percent, or $30 million, to $106 million for the fourth quarter of 2018, primarily due to higher capacity reservation and other fees.  Natural gas pipeline volumes for this system were 4.5 TBtu/d in the fourth quarter of 2018 compared to 4.4 TBtu/d for the same quarter of 2017.

Gross operating margin from natural gas marketing activities increased $35 million in the fourth quarter of 2018 compared to the same quarter in 2017.  This increase was primarily attributable to higher average sales margins due in part to natural gas price differentials between the Permian Basin and the Texas Gulf Coast, which accounted for $27 million of the improvement in gross operating margin, and an $8 million increase in non-cash mark-to-market activity.

The partnership’s Haynesville and BTA natural gas gathering systems reported an aggregate $15 million increase in gross operating margin for the fourth quarter of 2018 compared to the same quarter in 2017 due to higher volumes. Total volumes for these systems increased to 1.2 TBtu/d in the fourth quarter of 2018 from 0.8 TBtu/d in the fourth quarter of 2017.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased 48 percent to $255 million for the fourth quarter of 2018 compared to the same quarter of 2017.  Total segment pipeline transportation volumes increased 13 percent to 862 MBPD for the fourth quarter of 2018 from 766 MBPD for the fourth quarter of 2017.

The partnership’s propylene business reported a $65 million, or 138 percent, increase in gross operating margin to $112 million for the fourth quarter of 2018.  Gross operating margin from the propane dehydrogenation (“PDH”) facility, which began commercial service in April 2018, increased to $37 million for the fourth quarter of 2018 compared to commissioning costs of $12 million for the fourth quarter of 2017.  PDH propylene and related by-product production was 23 MBPD for the fourth quarter of 2018.  Enterprise’s propylene fractionators at Mont Belvieu reported an $11 million increase in gross operating margin due to higher average sales margins.  Total propylene plant volumes, which includes production from our PDH and propylene fractionation facilities, increased by 21 MBPD, or 26 percent, to a record 102 MBPD for the fourth quarter of 2018 compared to the fourth quarter of 2017.

Gross operating margin from Enterprise’s refined products pipelines and related terminals increased $14 million in the fourth quarter of 2018 compared to the fourth quarter of 2017, primarily due to higher transportation volumes and fees.  Our refined products marketing business reported a $9 million increase in gross operating margin attributable to higher average sales margins and non-cash mark-to-market gains of $3 million in the fourth quarter of 2018 versus $2 million of non-cash mark-to-market losses in the fourth quarter of 2017.

Gross operating margin for Enterprise’s butane isomerization and related operations decreased $9 million for the fourth quarter of 2018 compared to the same quarter of 2017, primarily due to lower average sales prices and a 15 MBPD decrease in volumes.  Isomerization feedstock volumes decreased in connection with turnaround activities at one of our NGL fractionators. Butane isomerization volumes were 93 MBPD for the fourth quarter of 2018 compared to 108 MBPD for the fourth quarter of 2017.

Capitalization

Total debt principal outstanding at December 31, 2018 was $26.4 billion, including $2.7 billion of junior subordinated notes, to which the debt rating agencies ascribe partial equity content. At December 31, 2018, Enterprise had consolidated liquidity of approximately $6.3 billion, which was comprised of available borrowing capacity under our revolving credit facilities and unrestricted cash on hand.

Capital Investments

Total capital investments in the fourth quarter of 2018 were $1.2 billion, which included growth capital expenditures of $1.1 billion and $106 million of sustaining capital expenditures.  Contributions from noncontrolling interest owners in connection with our growth capital expenditures totaled $16 million in the fourth quarter of 2018.  Total capital investments in 2018 were $4.5 billion, which included growth capital expenditures of $4.2 billion and $321 million of sustaining capital expenditures.  Contributions from noncontrolling interest owners in connection with our growth capital expenditures totaled $238 million in 2018.

For 2019, we currently expect capital investments to approximate $3.5 billion to $3.9 billion, which reflects growth capital expenditures of $3.1 billion to $3.5 billion and $350 million for sustaining capital expenditures. For 2019, we currently expect to receive approximately $645 million of cash contributions from business partners in connection with our growth capital expenditures, including from the exercise of an option by a third party to acquire 33 percent of the Shin Oak Pipeline.

2018 K-1 Tax Packages

The Enterprise K-1 tax packages are expected to be made available online through our website at www.enterpriseproducts.com by noon (CT) on February 22, 2019 and will be mailed beginning that day as well.  The mailing of the tax packages is expected to be completed by February 28, 2019.

Conference Call to Discuss Fourth Quarter 2018 Earnings

Enterprise will host a conference call today to discuss fourth quarter 2018 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. (CT) and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, free cash flow, DCF and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Beginning with this press release, we provide the non-GAAP financial measure of free cash flow.  Free cash flow is a traditional liquidity metric that is widely-used in the financial community by a variety of investors, as opposed to DCF, which is a liquidity measure primarily used by investors in master limited partnerships.  We define free cash flow as CFFO less net cash used in investing activities plus net cash contributions from noncontrolling interests.  All three elements used in calculating free cash flow are sourced from our GAAP statement of cash flows. In general, free cash flow is a measure of how much cash a business generates after accounting for capital expenditures such as plants or pipelines.  We believe that free cash flow is important to traditional investors since it reflects the amount of cash available for reducing debt, investing in additional capital projects and/or paying distributions.  Since we partner with other companies to fund certain capital projects of our consolidated subsidiaries, our determination of free cash flow reflects the amount of cash we receive from noncontrolling interests, net of distributions paid to noncontrolling interests.   See Exhibit D for a reconciliation of free cash flow to CFFO, its most directly comparable GAAP financial measure.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and export and import terminals; crude oil  gathering, transportation, storage and export and import terminals; petrochemical and refined products transportation, storage, export and import terminals and related services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership’s assets include approximately 49,100 miles of pipelines; 260 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 Bcf of natural gas storage capacity.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
     Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
Revenues	$9,182.3	$8,426.6	$36,534.2	$29,241.5
Costs and expenses:
Operating costs and expenses	7,620.7	7,414.3	31,397.3	25,557.5
General and administrative costs	51.2	43.7	208.3	181.1
Total costs and expenses	7,671.9	7,458.0	31,605.6	25,738.6
Equity in income of unconsolidated affiliates	130.0	110.8	480.0	426.0
Operating income	1,640.4	1,079.4	5,408.6	3,928.9
Other income (expense):
Interest expense	(290.5)	(245.6)	(1,096.7)	(984.6)
Other, net	(18.9)	(30.9)	(13.1)	(63.0)
Total other expense	(309.4)	(276.5)	(1,109.8)	(1,047.6)
Income before income taxes	1,331.0	802.9	4,298.8	2,881.3
Provision for income taxes	(25.8)	(5.6)	(60.3)	(25.7)
Net income	1,305.2	797.3	4,238.5	2,855.6
Net income attributable to noncontrolling interests	(20.5)	(23.3)	(66.1)	(56.3)
Net income attributable to limited partners	$1,284.7	$774.0	$4,172.4	$2,799.3
Per unit data (fully diluted):
Earnings per unit	$0.59	$0.36	$1.91	$1.30
Average limited partner units outstanding (in millions)	2,195.0	2,167.0	2,187.0	2,154.3
Supplemental financial data:
Net cash flows provided by operating activities	$1,851.0	$1,846.4	$6,126.3	$4,666.3
Cash flows used in investing activities	$1,098.8	$982.2	$4,281.6	$3,286.1
Cash flows used in financing activities	$621.2	$893.6	$1,504.9	$1,727.5
Total debt principal outstanding at end of period	$26,420.6	$24,780.1	$26,420.6	$24,780.1

Non-GAAP Distributable Cash Flow (1)	$1,617.0	$1,256.9	$5,989.4	$4,502.3
Non-GAAP Adjusted EBITDA (2)	$1,866.7	$1,542.0	$7,222.9	$5,615.3
Non-GAAP Free Cash Flow (1)	$737.6	$850.4	$2,001.2	$1,331.4
Gross operating margin by segment:
NGL Pipelines & Services	$969.0	$871.5	$3,830.7	$3,258.3
Crude Oil Pipelines & Services	644.3	295.5	1,511.3	987.2
Natural Gas Pipelines & Services	263.0	178.5	891.2	714.5
Petrochemical & Refined Products Services	254.7	172.0	1,057.8	714.6
Total segment gross operating margin (3)	2,131.0	1,517.5	7,291.0	5,674.6
Net adjustment for shipper make-up rights (4)	7.1	2.6	34.7	5.8
Non-GAAP total gross operating margin (5)	$2,138.1	$1,520.1	$7,325.7	$5,680.4
Capital investments:
Capital expenditures	$1,219.0	$983.6	$4,223.2	$3,101.8
Cash used for business combinations, net of cash received	--	--	150.6	198.7
Investments in unconsolidated affiliates	18.5	17.7	113.6	50.5
Other investing activities	1.4	26.7	5.4	26.7
Total capital investments	$1,238.9	$1,028.0	$4,492.8	$3,377.7

(1)   See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(2)   See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(3)   Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).
(4)   Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects. These adjustments are included in managements’ evaluation of segment results. However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.
(5)   See Exhibit F for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.			Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	3,662	3,287	3,461	3,168
NGL marine terminal volumes (MBPD)	594	564	593	516
NGL fractionation volumes (MBPD)	940	863	945	831
Equity NGL production (MBPD) (2)	147	153	155	158
Fee-based natural gas processing (MMcf/d) (3)	5,037	4,341	4,831	4,572
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	2,036	1,987	2,000	1,820
Crude oil marine terminal volumes (MBPD)	673	703	684	531
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (4)	14,124	12,943	13,727	12,305
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	102	81	98	80
Butane isomerization volumes (MBPD)	93	108	107	107
Standalone DIB processing volumes (MBPD)	88	81	89	82
Octane additive and related plant production volumes (MBPD)	26	27	28	26
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	862	766	821	792
Refined products and petrochemicals marine terminal volumes (MBPD)	401	394	353	406
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	6,560	6,040	6,282	5,780
Natural gas pipeline transportation volumes (BBtus/d)	14,124	12,943	13,727	12,305
Equivalent pipeline transportation volumes (MBPD) (5)	10,277	9,446	9,894	9,018
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	1,668	1,661	1,630	1,453

(1) Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2) Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3) Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4) “BBtus/d” means billion British thermal units per day.
(5) Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.	Exhibit C
Selected Commodity Price Information – UNAUDITED

The following tables presents selected average index prices for natural gas and selected NGL, petrochemical products and crude oil for the periods indicated:

							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,
	$/MMBtu	$/gallon	$/gallon	$/gallon	$/gallon	$/gallon	$/pound	$/pound
	(1)	(2)	(2)	(2)	(2)	(2)	(3)	(3)
2017 by quarter:
1st Quarter	$3.32	$0.23	$0.71	$0.98	$0.94	$1.10	$0.47	$0.32
2nd Quarter	$3.19	$0.25	$0.63	$0.76	$0.75	$1.07	$0.41	$0.28
3rd Quarter	$2.99	$0.26	$0.77	$0.91	$0.92	$1.10	$0.42	$0.28
4th Quarter	$2.93	$0.25	$0.96	$1.04	$1.04	$1.32	$0.49	$0.35
2017 Averages	$3.11	$0.25	$0.77	$0.92	$0.91	$1.15	$0.45	$0.31

2018 by quarter:
1st Quarter	$3.01	$0.25	$0.85	$0.96	$1.00	$1.41	$0.53	$0.33
2nd Quarter	$2.80	$0.29	$0.87	$1.00	$1.20	$1.53	$0.52	$0.37
3rd Quarter	$2.91	$0.43	$0.99	$1.21	$1.25	$1.54	$0.60	$0.45
4th Quarter	$3.65	$0.35	$0.79	$0.91	$0.94	$1.22	$0.51	$0.35
2018 Averages	$3.09	$0.33	$0.88	$1.02	$1.10	$1.43	$0.54	$0.38

(1)   Natural gas prices are based on Henry-Hub Inside FERC index prices as reported by Platts, which is a division of McGraw Hill Financial, Inc.
(2)   NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service.
(3)   Polymer grade propylene prices represent average contract pricing for such product as reported by IHS Chemical, a division of IHS Inc. (“IHS Chemical”). Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS Chemical.

	WTI	Midland	Houston	LLS
	Crude Oil,	Crude Oil,	Crude Oil	Crude Oil,
	$/barrel	$/barrel	$/barrel	$/barrel
	(1)	(2)	(2)	(3)
2017 by quarter:
1st Quarter	$51.91	$51.72	$53.27	$53.52
2nd Quarter	$48.28	$47.29	$49.77	$50.31
3rd Quarter	$48.20	$47.37	$50.84	$51.62
4th Quarter	$55.40	$55.47	$59.84	$61.07
2017 Averages	$50.95	$50.44	$53.41	$54.13

2018 by quarter:
1st Quarter	$62.87	$62.51	$65.47	$65.79
2nd Quarter	$67.88	$59.93	$72.38	$72.97
3rd Quarter	$69.50	$55.28	$73.67	$74.28
4th Quarter	$58.81	$53.64	$66.34	$66.20
2018 Averages	$64.77	$57.84	$69.47	$69.81

(1)   West Texas Intermediate (“WTI”) prices are based on commercial index prices at Cushing, Oklahoma as measured by the NYMEX.
(2)   Midland and Houston crude oil prices are based on commercial index prices as reported by Argus.
(3)   Light Louisiana Sweet (“LLS”) prices are based on commercial index prices as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.74 per gallon during the fourth quarter of 2018 versus $0.80 per gallon for the fourth quarter of 2017.  Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices. A change in our consolidated marketing revenues due to higher energy commodity sales prices may not result in a similar change in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also change due to comparable increases in the purchase prices of the underlying energy commodities.

Enterprise Products Partners L.P.			Exhibit D
Free Cash Flow and Distributable Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
Free Cash Flow
Net cash flow provided by operating activities (GAAP)	$1,851.0	$1,846.4	$6,126.3	$4,666.3
Adjustments to reconcile GAAP net cash flow provided by operating activities to non-GAAP free cash flow:
Subtract net cash used in investing activities	(1,098.8)	(982.2)	(4,281.6)	(3,286.1)
Add cash contributions from noncontrolling interests	16.1	--	238.1	0.4
Subtract cash distributions paid to noncontrolling interests	(30.7)	(13.8)	(81.6)	(49.2)
Free Cash Flow (non-GAAP)	$737.6	$850.4	$2,001.2	$1,331.4

Distributable Cash Flow
Net income attributable to limited partners (GAAP)	$1,284.7	$774.0	$4,172.4	$2,799.3
Adjustments to GAAP net income attributable to limited partners to derive non-GAAP distributable cash flow:
Add non-cash depreciation, amortization and accretion expenses	460.8	422.6	1,791.6	1,644.0
Add non-cash expense attributable to Liquidity Option Agreement	21.2	31.3	56.1	64.3
Add non-cash expense or subtract benefit attributable to unrealized changes in fair value of derivative instruments	(238.5)	37.0	16.4	22.8
Subtract non-cash gain on the acquisition of equity method investment	--	--	(39.4)	--
Add non-cash asset impairment and related charges	29.1	14.6	50.5	49.8
Add distributions received from unconsolidated affiliates	136.7	130.0	529.4	483.0
Subtract equity in income of unconsolidated affiliates	(130.0)	(110.8)	(480.0)	(426.0)
Subtract net gains attributable to asset sales	(20.6)	(9.6)	(28.7)	(10.7)
Subtract sustaining capital expenditures (1)	(105.6)	(79.8)	(320.9)	(243.9)
Add deferred income tax expense	12.1	5.0	21.4	6.1
Other miscellaneous adjustments	9.4	8.7	37.3	42.9
Subtotal distributable cash flow before proceeds from asset sales and monetization of interest rate derivatives	1,459.3	1,223.0	5,806.1	4,431.6
Add cash proceeds from asset sales	137.1	33.9	161.2	40.1
Add monetization of interest rate derivative instruments	20.6	--	22.1	30.6
Distributable cash flow (non-GAAP)	$1,617.0	$1,256.9	$5,989.4	$4,502.3
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flow provided by operating activities:
Add sustaining capital expenditures reflected in distributable cash flow	105.6	79.8	320.9	243.9
Subtract cash proceeds from asset sales reflected in distributable cash flow	(137.1)	(33.9)	(161.2)	(40.1)
Subtract monetization of interest rate derivative instruments	(20.6)	--	(22.1)	(30.6)
Add net effect of changes in operating accounts, as applicable	278.1	544.3	16.2	32.2
Other miscellaneous adjustments	8.0	(0.7)	(16.9)	(41.4)
Net cash flow provided by operating activities (GAAP)	$1,851.0	$1,846.4	$6,126.3	$4,666.3

(1)   Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues.

Free cash flow is a measure of how much cash a business generates after accounting for capital expenditures such as plants or pipelines.  We believe that free cash flow is important to traditional investors since it reflects the amount of cash available for reducing debt, investing in additional capital projects and/or paying distributions.  Since we partner with other companies to fund certain capital projects of our consolidated subsidiaries, our determination of free cash flow appropriately reflects the amount of cash we receive from noncontrolling interests. Distributable cash flow (“DCF”) is an important non-GAAP liquidity measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  DCF is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.

Enterprise Products Partners L.P.			Exhibit E
Adjusted EBITDA – UNAUDITED
($ in millions)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
Net income (GAAP)	$1,305.2	$797.3	$4,238.5	$2,855.6
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Subtract equity in income of unconsolidated affiliates	(130.0)	(110.8)	(480.0)	(426.0)
Add distributions received from unconsolidated affiliates	136.7	130.0	529.4	483.0
Add interest expense, including related amortization	290.5	245.6	1,096.7	984.6
Add provision for income taxes	25.8	5.6	60.3	25.7
Add depreciation, amortization and accretion in costs and expenses	447.4	400.8	1,723.3	1,565.9
Add non-cash asset impairment and related charges	29.1	14.6	50.5	49.8
Subtract net gains attributable to asset sales	(20.6)	(9.6)	(28.7)	(10.7)
Subtract gain on the acquisition of equity method investment	--	--	(39.4)	--
Add non-cash expense attributable to Liquidity Option Agreement	21.2	31.3	56.1	64.3
Add losses or subtract gains attributable to unrealized changes in the fair market value of commodity derivative instruments	(238.6)	37.2	16.2	23.1
Adjusted EBITDA (non-GAAP)	1,866.7	1,542.0	7,222.9	5,615.3
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flow provided by operating activities:
Subtract interest expense, including related amortization, reflected in Adjusted EBITDA	(290.5)	(245.6)	(1,096.7)	(984.6)
Subtract provision for income taxes reflected in Adjusted EBITDA	(25.8)	(5.6)	(60.3)	(25.7)
Subtract distributions received for return of capital from unconsolidated affiliates	(3.0)	(12.5)	(50.0)	(49.3)
Add deferred income tax expense	12.1	5.0	21.4	6.1
Add the net effect of changes in operating accounts, as applicable	278.1	544.3	16.2	32.2
Other miscellaneous adjustments	13.4	18.8	72.8	72.3
Net cash flow provided by operating activities (GAAP)	$1,851.0	$1,846.4	$6,126.3	$4,666.3

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.			Exhibit F
Total Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
Total gross operating margin (non-GAAP)	$2,138.1	$1,520.1	$7,325.7	$5,680.4
Adjustments to reconcile non-GAAP total gross operating margin to GAAP total operating income:
Subtract depreciation, amortization and accretion expense amounts not reflected in gross operating margin	(438.0)	(392.0)	(1,687.0)	(1,531.3)
Subtract non-cash asset impairment charges not reflected in gross operating margin	(29.1)	(14.6)	(50.5)	(49.8)
Add net gains attributable to asset sales not reflected in gross operating margin	20.6	9.6	28.7	10.7
Subtract general and administrative costs not reflected in gross operating margin	(51.2)	(43.7)	(208.3)	(181.1)
Total operating income (GAAP)	$1,640.4	$1,079.4	$5,408.6	$3,928.9

We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses, (ii) impairment charges, (iii) gains and losses attributable to asset sales, and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (4) to Exhibit A of this press release.